Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Evolv Technologies Holdings, Inc. of our report dated April 2, 2021, except for the effects of the revision discussed in Note 1 to the consolidated financial statements, as to which the date is May 14, 2021, relating to the financial statements of Evolv Technologies, Inc., which appears in Evolv Technologies Holdings, Inc.'s Current Report on Form 8-K/A dated August 16, 2021.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

September 21, 2021